Exhibit 99.1

Elite Pharmaceuticals, Inc. Reports Financial Results for the First Quarter of Fiscal Year 2027 ended June 30, 2026 and Provides Conference Call Information

Conference Call Scheduled for Friday, August 14, 2026 at 11:30 AM EDT

Northvale, NJ – August 13, 2026: Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCQB: ELTP), a specialty pharmaceutical company developing niche generic products, announced results for the first quarter of fiscal year 2027 ended June 30, 2026 (“First Quarter”).

Consolidated revenues for the three-month period ending June 30, 2026, were $32.4 million, a decrease of $7.9 million or approximately 19.5% as compared to the same period of the prior fiscal year in which Elite had the largest quarterly revenue in its history. Income from operations were $7.5 million, a decrease of $14.2 million or approximately 65%, as compared to the same period of the prior fiscal year, which can primarily be attributed to lower margins realized from sales of Elite’s generic Vyvanse® product line. The competitive market adjustment from last year had a greater effect on this year’s First Quarter, as compared to the same period of the prior year. While comparison of the prior year quarter shows decreases, the results from the First Quarter are in line with respect to the three prior quarters. Net income attributable to common shareholders was $5.9 million.

Conference Call Information

Elite’s management will host a conference call to discuss the First Quarter of Fiscal Year 2027 financial results and provide an update on recent business developments. Stockholder questions should be submitted to the company in advance of the call.

Date:	August 14, 2026
Time:	11:30 AM EDT
Dial-in numbers:	1-800-346-7359 (domestic) 1-973-528-0008 (international)
Conference number:	98840
Questions:	dianne@elitepharma.com Financial questions by 7:00 PM EDT on Thursday, August 13, 2026
Audio Replay:	https://elite.irpass.com/events_presentations

The financial statements can be viewed for Elite’s First Quarter of Fiscal Year 2027 on Form 10-Q here.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and distributes niche generic products. Elite specializes in developing, manufacturing, and distributing oral, controlled-release drug products. Elite owns multiple generic products, which it distributes nationwide under the Elite Laboratories, Inc. label. Elite operates a cGMP and DEA-registered research, development, and manufacturing facility in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com